Free Writing Prospectus dated February 27, 2025

Relating to Prospectus dated October 14, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-267793

CCC Intelligent Solutions Announces Proposed

Secondary Offering of 42 Million Shares of

Common Stock, including Concurrent Common Stock Repurchase

CHICAGO--CCC Intelligent Solutions Holdings Inc. (the “Company”) (NASDAQ: CCCS) today announced the proposed secondary offering of 42 million shares of the Company’s common stock (the “Offering”) by affiliates of Advent International, L.P. (the “Selling Stockholders”). The shares will be offered from time to time for sale through negotiated transactions or otherwise at market prices prevailing at the time of sale. The Offering consists entirely of shares of the Company’s common stock to be sold by the Selling Stockholders, and the Company will not receive any proceeds from the sale of the shares being offered by the Selling Stockholders.

In connection with the Offering, the Company intends to purchase from the Underwriters 7 million shares of the Company’s common stock as part of the Offering at a price per share equal to the price per share at which the underwriters purchase shares of the Company’s common stock in the Offering (the “Concurrent Repurchase”). The Company intends to fund the Concurrent Repurchase with cash on hand.

BofA Securities, Inc., Goldman Sachs & Co. LLC, Jefferies, and J.P. Morgan Securities LLC are acting as joint book running managers for the Offering. The Offering is being made pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-267793), which has been filed with the Securities and Exchange Commission (“SEC”) and became effective on October 14, 2022. The Offering will be made only by means of a prospectus supplement and the accompanying base prospectus. You may get these documents for free, including the prospectus supplement, once available, by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies of the prospectus supplement, once available, and the accompanying base prospectus may be obtained by contacting: BofA Securities, Inc., NC1-022-02-25 201, North Tryon Street, Charlotte, NC, 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com, Prospectus Delivery: Jefferies LLC, at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, New York 10022, by telephone at 877-821-7388, or by email at prospectus_department@jefferies.com or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, by mail at 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT CCC INTELLIGENT SOLUTIONS

CCC Intelligent Solutions Inc. (CCC), a subsidiary of CCC Intelligent Solutions Holdings Inc. (NASDAQ: CCCS), is a leading cloud platform provider for the multi-trillion-dollar P&C insurance economy, creating intelligent experiences for insurers, repairers, automakers, part suppliers, and more. The CCC Intelligent Experience (IX) Cloud™ platform, powered by proven AI and an innovative event-based architecture, connects more than 35,000 businesses to power customized applications and platforms for optimal outcomes and personalized experiences that just work. Through purposeful innovation and the strength of its connections, CCC technologies empower the people and industry relied upon to keep lives moving forward when it matters most.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are based on beliefs and assumptions and on information currently available. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. Forward-looking statements in this press release include, but are not limited to, statements regarding the Offering and Concurrent Repurchase. Such differences may be material. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, closing of the Offering and Concurrent Repurchase on the anticipated terms or at all; market conditions; and the satisfaction of customary closing conditions related to the Offering; and other risks and uncertainties, including those included under the header “Risk Factors” in our Form 10-K filed with the SEC on February 25, 2025, which can be obtained, without charge, at the SEC’s website (www.sec.gov). The forward-looking statements in this press release represent our views as of the date of this press release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

INVESTOR CONTACT

Bill Warmington

VP, Investor Relations, CCC Intelligent Solutions Inc.

IR@cccis.com

312-229-2355

MEDIA CONTACT

Michelle Hellyar

Senior Director, Corporate Marketing, CCC Intelligent Solutions Inc.

mhellyar@cccis.com

773-791-3675

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